THEODORE L. PRESS
(202) 778-9025
presstl@kl.com
                                                 December 4, 1995



PaineWebber RMA Money Fund, Inc.
1285 Avenue of the Americas
New York, NY 10019

Ladies and Gentlemen:

         PaineWebber RMA Money Fund, Inc. ("PW Corporation"), on behalf of PaineWebber RMA Money Market Portfolio, a segregated portfolio of assets ("series") thereof ("Acquiring Fund"), has requested our opinion as to certain federal income tax consequences of the proposed acquisition by Acquiring Fund of PaineWebber/Kidder, Peabody Premium Account Fund ("Target"),/1 pursuant to an Agreement and Plan of Reorganization and Termination between them dated as of November 30, 1995 ("Plan"), attached as an exhibit to the prospectus/proxy statement to be furnished in connection with the solicitation of proxies by Target's board of trustees for use at a special meeting of Target shareholders ("Special Meeting") to be held on February 13, 1996 ("Proxy"), included in the registration statement on Form N-14 to be filed with the Securities and Exchange Commission ("SEC") on or about the date hereof ("Registration Statement"). Specifically, PW Corporation has requested our opinion:

                  (1) that the acquisition by Acquiring Fund of Target's assets in exchange solely for voting shares of common stock in Acquiring Fund and the assumption by Acquiring Fund of Target's liabilities, followed by the distribution of those shares by Target pro rata to its shareholders of record as of the Effective Time (as hereinafter defined) ("Shareholders") constructively in exchange for their shares of beneficial interest in Target ("Target Shares") (such transaction sometimes being referred to herein as the "Reorganization"), will constitute a "reorganization" within the meaning of section 368(a)(1)(C)/2 and that each Fund will be a "party to a reorganization" within the meaning of section 368(b),

--------

1/ Acquiring Fund and Target are sometimes referred to herein individually as a "Fund" and collectively as the "Funds," and PW Corporation and Target are sometimes referred to herein individually as an "Investment Company" and collectively as the "Investment Companies."

2/ All section references are to the Internal Revenue Code of 1986, as amended ("Code"), and all "Treas. Reg. ss." references are to the regulations under the Code ("Regulations").

PaineWebber RMA Money Fund, Inc.
December 4, 1995

Page 2

                  (2) that Target, the Shareholders, and Acquiring Fund will recognize no gain or loss upon the Reorganization, and

                  (3)  regarding   the  basis  and  holding   period  after  the
         Reorganization of the transferred assets and the shares of Acquiring Fund issued pursuant thereto.

     In rendering this opinion, we have examined (1) Target's currently effective prospectus and statement of additional information ("SAI"), both dated August 1, 1995, and Acquiring Fund's currently effective prospectus and SAI, both dated August 29, 1995, (2) the Proxy, (3) the Plan, and (4) such other documents as we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of each Investment Company and the representations described below and made in the Plan (as contemplated in paragraph 6.6 thereof) (collectively "Representations").

                                     FACTS

     PW Corporation is a corporation organized under the laws of the State of Maryland pursuant to Articles of Incorporation dated July 2, 1982; Acquiring Fund commenced operations as a series thereof on October 4, 1982. Target is an unincorporated voluntary association with transferable shares formed as a business trust under the laws of the Commonwealth of Massachusetts (commonly referred to as a "Massachusetts business trust") pursuant to a Declaration of Trust dated January 13, 1982. Each Investment Company is registered with the SEC as an open-end management investment company under the Investment Company Act of 1940 ("1940 Act"). PaineWebber Incorporated ("PaineWebber") serves as each Fund's investment adviser and administrator and is the distributor of each Fund's shares. Mitchell Hutchins Asset Management Inc. ("Mitchell Hutchins"), a wholly owned subsidiary of PaineWebber, serves as sub-adviser and sub-administrator to each Fund.

     The Reorganization, together with all related acts necessary to consummate the same ("Closing"), shall occur as of 12:00 noon on February 20, 1996 (or on such other date or at such other time as the parties may agree) ("Effective Time"). Before the Effective Time, Target shall declare and pay to its shareholders a dividend in an amount large enough so that it will have distributed substantially all (and in any event not less than 90%) of its investment company taxable income (computed without regard to any deduction for dividends paid) for the current taxable year through the Effective Time.

     The Funds' investment objectives, which are substantially identical, and investment policies, which are generally similar, are described in the Proxy and their respective prospectuses and SAIs. Although there are differences in those policies, it is not expected that Acquiring Fund will revise its investment policies following the Reorganization to reflect Target's. Because Target is permitted to invest in securities having characteristics different from those permitted for Acquiring Fund, certain of the securities currently held by Target may need to be sold rather than transferred to Acquiring Fund. If the Reorganization is approved, Target will sell prior to the Effective Time any assets that are inconsistent with Acquiring Fund's investment






PaineWebber RMA Money Fund, Inc.
December 4, 1995
Page 3


policies, and the proceeds thereof will be held in temporary investments or reinvested in assets that qualify to be held by Acquiring Fund.

     The Reorganization was recommended by Mitchell Hutchins to each Investment Company's board of directors or board of trustees (each a "board") at meetings thereof held on July 20, 1995. In considering the Reorganization, each board made an extensive inquiry into a number of factors (which are described in the Proxy, together with Mitchell Hutchins's advice and recommendations to the boards and the purposes of the Reorganization). Pursuant thereto, each board approved the Plan, subject to approval of Target's shareholders. In doing so, each board, including a majority of its members who are not "interested persons" (as that term is defined in the 1940 Act) of either Investment Company, determined that the Reorganization is in its Fund's best interests, that the terms of the Reorganization are fair and reasonable, and that its Fund's shareholders' interests will not be diluted as a result of the Reorganization.

     The Plan, which specifies that it is intended to be, and is adopted as, a plan of a reorganization described in section 368(a)(1)(C), provides in relevant part for the following:

     (1) The acquisition by Acquiring Fund of all cash, cash equivalents, securities, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on Target's books, and other property owned by Target at the Effective Time (collectively "Assets") in exchange solely for

     (a) the number of full and fractional shares of common stock in Acquiring Fund ("Acquiring Fund Shares") determined by dividing the net value of Target by the net asset value ("NAV") of an Acquiring Fund Share, and

     (b) Acquiring Fund's assumption of all of Target's liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at the Effective Time, and whether or not specifically referred to in the Plan, including without limitation Target's share of the expenses incurred in connection with the Reorganization (collectively "Liabilities") (Target having agreed in the Plan to use its best efforts to discharge all of its known liabilities and obligations prior to the Effective Time),

     (2) The constructive distribution of such Acquiring Fund Shares to the Shareholders, and

     (3) The subsequent termination of Target.






PaineWebber RMA Money Fund, Inc.
December 4, 1995
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     The distribution described in (2) will be accomplished by transferring the
Acquiring Fund Shares then credited to Target's account on Acquiring Fund's share transfer records to open accounts on those records established in the Shareholders' names, with each Shareholder's account being credited with the respective pro rata number of full and fractional (rounded to three decimal places) Acquiring Fund Shares due such Shareholder. All outstanding Target Shares, including any represented by certificates, simultaneously will be canceled on Target's share transfer records.


                                REPRESENTATIONS

     The representations enumerated below have been made to us by appropriate officers of each Investment Company.

     Each of PW Corporation, on behalf of Acquiring Fund, and Target has represented and warranted to us as follows:

     1. The fair market value of the Acquiring Fund Shares, when received by the Shareholders, will be approximately equal to the fair market value of their Target Shares constructively surrendered in exchange therefor;

     2. Its management (a) is unaware of any plan or intention of Shareholders to redeem or otherwise dispose of any portion of the Acquiring Fund Shares to be received by them in the Reorganization and (b) does not anticipate dispositions of those Acquiring Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Target as an open-end investment company. Consequently, its management expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be de minimis. Nor does its management anticipate that there will be extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization;

     3. The Shareholders will pay their own expenses, if any, incurred in connection with the Reorganization;

     4. Immediately following consummation of the Reorganization, Acquiring Fund will hold substantially the same assets and be subject to substantially the same liabilities that Target held or was subject to immediately prior thereto, plus any liabilities and expenses of the parties incurred in connection with the Reorganization;

     5. The fair market value on a going concern basis of the Assets will equal or exceed the Liabilities to be assumed by Acquiring Fund and those to which the

Assets are subject;

PaineWebber RMA Money Fund, Inc.
December 4, 1995
Page 5

     6. There is no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

     7. Pursuant to the Reorganization, Target will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Target immediately before the Reorganization. For the purposes of this representation, any amounts used by Target to pay its Reorganization expenses and redemptions and distributions made by it immediately before the Reorganization (except for (a) distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982 and (b) redemptions not made as part of the Reorganization) will be included as assets thereof held immediately before the Reorganization;

     8. None of the compensation received by any Shareholder who is an employee of Target will be separate consideration for, or allocable to, any of the Target Shares held by such Shareholder-employee; none of the Acquiring Fund Shares received by any such Shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the consideration paid to any such Shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services; and

     9. Immediately after the Reorganization, the Shareholders will not own shares constituting "control" of Acquiring Fund within the meaning of section 304(c).

     Target also has represented and warranted to us as follows:

     1. The Liabilities were incurred by Target in the ordinary course of its business;

     2. Target qualified for treatment as a regulated investment company ("RIC") under Subchapter M of the Code ("Subchapter M") for each past taxable year since it commenced operations and will continue to meet all the requirements for such qualification for its current taxable year; and it has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

     3. Target is not under the jurisdiction of a court in a proceeding under Title 11 of the United States Code or similar case within the meaning of section 368(a)(3)(A);

     4. Not more than 25% of the value of Target's total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers; and


PaineWebber RMA Money Fund, Inc.
December 4, 1995
Page 6

     5. Target will be terminated as soon as reasonably practicable after the Reorganization, but in all events within six months after the Effective Time.

     PW Corporation also has represented and warranted to us on behalf of Acquiring Fund as follows:

     1. Acquiring Fund is a "fund" as defined in section 851(h)(2); it qualified for treatment as a RIC under Subchapter M for each past taxable year since it commenced operations and will continue to meet all the requirements for such qualification for its current taxable year; Acquiring Fund intends to continue to meet all such requirements for the next taxable year; and it has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

     2. Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does Acquiring Fund have any plan or intention to redeem or otherwise reacquire any Acquiring Fund Shares issued to the Shareholders pursuant to the Reorganization, other than through redemptions arising in the ordinary course of that business;

     3. Acquiring Fund (a) will actively continue Target's business in substantially the same manner that Target conducted that business immediately before the Reorganization, (b) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC under Subchapter M, and (c) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status;

     4. There is no plan or intention for Acquiring Fund to be dissolved or merged into another corporation or business trust or any "fund" thereof (within the meaning of section 851(h)(2)) following the Reorganization;

     5. Immediately after the Reorganization, (a) not more than 25% of the value of Acquiring Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b)not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers; and

     6. Acquiring Fund does not own, directly or indirectly, nor at the Effective Time will it own, directly or indirectly, nor has it owned, directly or indirectly, at any time during the past five years, any shares of Target.








PaineWebber RMA Money Fund, Inc.
December 4, 1995
Page 7


                                    OPINION

     Based solely on the facts set forth above, and conditioned on (1) the Representations being true at the time of Closing and (2) the Reorganization being consummated in accordance with the Plan, our opinion (as explained more fully in the next section of this letter) is as follows:

     1. Acquiring Fund's acquisition of the Assets in exchange solely for the Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities, followed by Target's distribution of those shares pro rata to the Shareholders constructively in exchange for their Target Shares, will constitute a reorganization within the meaning of section 368(a)(1)(C), and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

     2. No gain or loss will be recognized to Target on the transfer of the Assets to Acquiring Fund in exchange solely for the Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities or upon the subsequent distribution of those shares to the Shareholders in constructive exchange for their Target Shares (section 361);

     3. No gain or loss will be recognized to Acquiring Fund on its receipt of the Assets in exchange solely for the Acquiring Fund Shares and its assumption of the Liabilities (section 1032(a));

     4. Acquiring Fund's basis for the Assets will be the same as the basis thereof in Target's hands immediately before the Reorganization (section 362(b)), and Acquiring Fund's holding period for the Assets will include Target's holding period therefor (section 1223(2));

     5. A Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization (section 354(a)); and

     6. A Shareholder's basis for the Acquiring Fund Shares to be received by it in the Reorganization will be the same as the basis for its Target Shares to be constructively surrendered in exchange for those Acquiring Fund Shares (section 358(a)), and its holding period for those Acquiring Fund Shares will include its holding period for those Target Shares, provided they are held as capital assets by the Shareholder on the Closing Date (section 1223(1)).

     The foregoing opinion (1) is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("Service") in existence on the date hereof and (2) is applicable only to the extent each Fund is solvent. We express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent.






PaineWebber RMA Money Fund, Inc.
December 4, 1995
Page 8




                                    ANALYSIS

I. The Reorganization Will Be a Reorganization under Section 368(a)(1)(C), and Each Fund Will Be a Party to a Reorganization.

     A. Each Fund Is a Separate Corporation.

     A reorganization under section 368(a)(1)(C) (a "C reorganization") involves the acquisition by one corporation, in exchange solely for all or a part of its voting stock, of substantially all of the properties of another corporation. For the transaction to qualify under that section, therefore, both entities involved therein must be corporations (or associations taxable as corporations). Target, however, is a Massachusetts business trust, not a corporation, and although PW Corporation is a corporation, the latter is not participating in the Reorganization, but rather a series thereof (Acquiring Fund) is the participant.

     Treasury Regulation section 301.7701-4(b) provides that certain arrangements known as trusts (because legal title is conveyed to trustees for the benefit of beneficiaries) will not be classified as trusts for purposes of the Code because they are not simply arrangements to protect or conserve the property for the beneficiaries. These "business or commercial trusts" are created simply as devices to carry on profit-making businesses that normally would have been carried on through corporations or partnerships. Treasury Regulation section 301.7701-4(c) further provides that an "`investment' trust will not be classified as a trust if there is a power under the trust agreement to vary the investment of the certificate holders." See Commissioner v. North American Bond Trust, 122 F.2d 545 (2d Cir. 1941), cert. denied, 314 U.S. 701
(1942).

     Based on these criteria, Target does not qualify as a trust for federal income tax purposes. While Target is an "investment trust," it does not have a fixed pool of assets--Target has been a managed portfolio of securities, and its investment adviser has had the authority to buy and sell securities for it. Target is not simply an arrangement to protect or conserve property for the beneficiaries, but it is designed to carry on a profit-making business. In addition, the word "association" has long been held to include "Massachusetts business trusts," such as Target. See Hecht v. Malley, 265 U.S. 144 (1924). Accordingly, we believe that Target will be treated as a corporation for federal income tax purposes.

     PW Corporation as such is not participating in the Reorganization, but rather a series of PW Corporation is a participant. Ordinarily, a transaction involving a segregated pool of assets (such as Acquiring Fund) could not qualify as a reorganization, because the pool would not be a corporation. Under section 851(h), however, Acquiring Fund is treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a) (which is satisfied by PW Corporation). Thus, we believe that Acquiring Fund will be a separate corporation, and Acquiring Fund's shares will be treated as shares of corporate stock, for purposes of section 368(a)(1)(C).






PaineWebber RMA Money Fund, Inc.
December 4, 1995
Page 9


         B.       Satisfaction of Section 368(a)(2)(F).

     Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (other than subparagraph (E) thereof) are "investment companies," the transaction will not be considered a reorganization with respect to any such investment company or its shareholders unless, among other things, the investment company is a RIC or --

     (1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

     (2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.

     Each Fund will meet the requirements for qualification and treatment as a RIC for its respective current taxable year, and the foregoing percentage tests will be satisfied by each Fund. Accordingly, we believe that section 368(a)(2)(F) will not cause the Reorganization to fail to qualify as a C reorganization with respect to either Fund.

     C. Transfer of "Substantially All" of the Properties.

     For an acquisition to qualify as a C reorganization, the acquiring corporation must acquire "substantially all of the properties" of the transferor corporation solely in exchange for all or part of the acquiring corporation's stock. For purposes of issuing private letter rulings, the Service considers the transfer of at least 70% of the transferor's gross assets, and at least 90% of its net assets, held immediately before the reorganization to satisfy the "substantially all" requirement. Rev. Proc. 77-37, 1977-2 C.B. 568. The Reorganization will involve such a transfer. Accordingly, we believe that the Reorganization will involve the transfer to Acquiring Fund of substantially all of Target's properties.

     D. Qualifying Consideration.

     For an acquisition to qualify as a C reorganization, the acquiring corporation must acquire at least 80% (by fair market value) of the transferor's property solely in exchange for voting stock. Section 368(a)(2)(B)(iii). The assumption of liabilities by the acquiring corporation or its acquisition of property subject to liabilities normally are disregarded (section 368(a)(1)(C)), but the amount of any such liabilities will be treated as money paid for the transferor's property if the acquiring corporation exchanges any money or property (other than its voting stock) therefor. Section 368(a)(2)(B). Because Acquiring Fund will exchange only the Acquiring Fund Shares, and no money or other property, for the Assets, we believe that the Reorganization will satisfy the solely-for-voting-stock requirement to qualify as a C reorganization.






PaineWebber RMA Money Fund, Inc.
December 4, 1995
Page 10


     E. Requirements of Continuity.

     Treasury Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise under the modified corporate form ("continuity of business") and (2) a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization ("continuity of interest").

     1. Continuity of Business.

     The continuity of business enterprise test as set forth in Treas. Reg. ss. 1.368-1(d)(2) requires that the acquiring corporation must either (i) continue the acquired corporation's historic business ("business continuity") or (ii) use a significant portion of the acquired corporation's historic business assets in a business ("asset continuity").

     While there is no authority that deals directly with the requirement of continuity of business in the context of a transaction such as the Reorganization, Rev. Rul. 87-76, 1987-2 C.B. 84, deals with a somewhat similar situation. In that ruling, P was a RIC that invested exclusively in municipal securities. P acquired the assets of T in exchange for P common stock in a transaction that was intended to qualify as a C reorganization. Prior to the exchange, T sold its entire portfolio of corporate securities and purchased a portfolio of municipal bonds. The Service held that this transaction did not qualify as a reorganization for the following reasons: (1) because T had sold its historic assets prior to the exchange, there was no asset continuity; and
(2) the failure of P to engage in the business of investing in corporate securities after the exchange caused the transaction to lack business continuity as well.

     The Funds' investment objectives are substantially identical and their investment policies are generally similar. Furthermore, Acquiring Fund will actively continue Target's business in the same manner that Target conducted it immediately before the Reorganization. Accordingly, there will be business continuity.

     Acquiring Fund not only will continue Target's historic business, but Acquiring Fund also (1) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of its business and dispositions necessary to maintain its status as a RIC, and (2) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status. Accordingly, there will be asset continuity as well.

     For all the foregoing reasons, we believe that the Reorganization will meet the continuity of business requirement.

PaineWebber RMA Money Fund, Inc.
December 4, 1995
Page 11


     2. Continuity of Interest.

     For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement of Treas. Reg. ss. 1.368-1(b) satisfied if ownership in an acquiring corporation on the part of a transferor corporation's former shareholders is equal in value to at least 50% of the value of all the formerly outstanding shares of the transferor corporation. Rev. Proc. 77-37, supra; but see Rev. Rul. 56-345, 1956-2 C.B. 206 (continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the shares were redeemed in order to allow investment in a third RIC); also see Reef Corp. v. Commissioner, 368 F.2d 125 (5th Cir. 1966), cert. denied, 386 U.S. 1018 (1967) (a redemption of 48% of a transferor corporation's stock was not a sufficient shift in proprietary interest to disqualify a transaction as a reorganization under section 368(a)(2)(F) ("F Reorganization"), even though only 52% of the transferor's shareholders would hold all the transferee's stock); Aetna Casualty and Surety Co. v. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption of a 38.39% minority interest did not prevent a transaction from qualifying as an F Reorganization); Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's shareholders acquired only 45% of the transferee's stock, while the remaining 55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer).

     No minimum holding period for shares of an acquiring corporation is imposed under the Code on the acquired corporation's shareholders. Rev. Rul. 66-23, 1966-1 C.B. 67, provides generally that "unrestricted rights of ownership for a period of time sufficient to warrant the conclusion that such ownership is definite and substantial" will suffice and that "ordinarily, the Service will treat five years of unrestricted . . . ownership as a sufficient period" for continuity of interest purposes.

     A preconceived plan or arrangement by or among an acquired corporation's shareholders to dispose of more than 50% of an acquiring corporation's shares could be problematic. Shareholders with no such preconceived plan or arrangement, however, are basically free to sell any part of the shares received by them in the reorganization without fear of breaking continuity of interest, because the subsequent sale will be treated as an independent transaction from the reorganization.

     Neither Fund (1) is aware of any plan or intention of Shareholders to dispose of any portion of the Acquiring Fund Shares to be received by them in the Reorganization or (2) anticipates dispositions thereof at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Target as an open-end investment company. Consequently, each Fund expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be de minimis. Accordingly, we believe that the Reorganization will meet the continuity of interest requirement of Treas. Reg. ss. 1.368-1(b).






PaineWebber RMA Money Fund, Inc.
December 4, 1995
Page 12


     F. Distribution by Target.

     Section 368(a)(2)(G)(i) provides that a transaction will not qualify as a C reorganization unless the corporation whose properties are acquired distributes the stock it receives and its other property in pursuance of the plan of reorganization. Under the Plan -- which we believe constitutes a "plan of reorganization" within the meaning of Treas. Reg. 1.368-2(g) -- Target will distribute all the Acquiring Fund Shares to its shareholders in constructive exchange for their Target Shares; as soon as is reasonably practicable thereafter, Target will be dissolved. Accordingly, we believe that the requirements of section 368(a)(2)(G)(i) will be satisfied.

     G. Business Purpose.

     All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in Gregory v. Helvering, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. ss.ss. 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a bona fide business purpose (and not a purpose to avoid federal income tax) to constitute a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy. Accordingly, we believe that the Reorganization is being undertaken for bona fide business purposes (and not a purpose to avoid federal income tax) and therefore meets the requirements of the business purpose doctrine.


     For all the foregoing reasons, we believe that the Reorganization will constitute a reorganization within the meaning of section 368(a)(1)(C).

     H. Both Funds are Parties to the Reorganization.

     Section 368(b)(2) and Treas. Reg. ss. 1.368-1(f) provide that if one corporation transfers substantially all of its properties to a second corporation in exchange for all or a part of the voting stock of the second corporation, then both corporations are parties to a reorganization. Target is transferring substantially all of its properties to Acquiring Fund in exchange for Acquiring Fund Shares. Accordingly, we believe that each Fund will be "a party to a reorganization."


II. No Gain or Loss Will Be Recognized to Target.

     Under sections 361(a) and (c), no gain or loss will be recognized to a corporation that is a party to a reorganization (1) on the exchange of property, pursuant to the plan of reorganization, solely for stock or securities in another corporate party to the reorganization or (2) on the distribution to its shareholders, pursuant to that plan, of stock in such other corporation that was received by the distributing corporation in the exchange. (Such a distribution is required by section 368(a)(2)(G)(i) for a reorganization to qualify as a C reorganization.) Section 361(c)(4) pro-





PaineWebber RMA Money Fund, Inc.
December 4, 1995
Page 13


vides that specified provisions requiring recognition of gain on certain distributions shall not apply to a distribution described in (2) above.

     Section 357(a) provides in pertinent part that, except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated as money or other property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a bona fide business purpose.

     As noted above, the Reorganization will constitute a C reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Target will exchange the Assets solely for the Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities and then will be dissolved pursuant to the Plan, distributing those shares to its shareholders in constructive exchange for their Target Shares. As also noted above, we believe that the Reorganization is being undertaken for bona fide business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of Acquiring Fund's assumption of the Liabilities is avoidance of federal income tax on the proposed transaction. Accordingly, we believe that no gain or loss will be recognized to Target on the Reorganization.3


III. No Gain or Loss Will Be Recognized to Acquiring Fund.

     Section 1032(a) provides that no gain or loss will be recognized to a corporation on the receipt by it of money or other property in exchange for its shares. Acquiring Fund will issue the Acquiring Fund Shares to Target in exchange for the Assets, which consist of money and securities. Accordingly, we believe that no gain or loss will be recognized to Acquiring Fund on the Reorganization.

--------
3 Notwithstanding anything herein to the contrary, no opinion is expressed as to the effect of the Reorganization on the Funds or any Shareholder with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

PaineWebber RMA Money Fund, Inc.
December 4, 1995
Page 14

IV. Acquiring Fund's Basis for the Assets Will Be a Carryover Basis, and Its Holding Period Will Include Target's Holding Period.

     Section 362(b) provides that property acquired by a corporation in connection with a reorganization will have the same basis in that corporation's hands as the basis of the property in the transferor corporation's hands immediately before the exchange, increased by any gain recognized to the transferor on the transfer. As noted above, the Reorganization will constitute a C reorganization and Target will recognize no gain on the Reorganization under section 361(a). Accordingly, we believe that Acquiring Fund's basis for the Assets will be the same as the basis thereof in Target's hands immediately before the Reorganization.

     Section 1223(2) provides that where property acquired in an exchange has a carryover basis, the property will have a holding period in the hands of the acquiror that includes the holding period of the property in the transferor's hands. As stated above, Acquiring Fund's basis for the Assets will be a carryover basis. Accordingly, we believe that Acquiring Fund's holding period for the Assets will include Target's holding period therefor.


V. No Gain or Loss Will Be Recognized to a Shareholder.

     Under section 354(a), no gain or loss is recognized to a shareholder who exchanges shares for other shares pursuant to a plan of reorganization, where the shares exchanged, as well as the shares received, are those of a corporation that is a party to the reorganization. As stated above, the Reorganization will constitute a C reorganization, the Plan constitutes a plan of reorganization, and each Fund will be a party to a reorganization. Accordingly, we believe that under section 354 a Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization.


VI. A Shareholder's Basis for Acquiring Fund Shares Will Be a Substituted Basis, and its Holding Period therefor Will Include its Holding Period for its Target Shares.

     Section 358(a)(1) provides, in part, that in the case of an exchange to which section 354 applies, the basis of any shares received in the transaction without the recognition of gain is the same as the basis of the property transferred in exchange therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the transaction and increased by the amount of any gain recognized on the exchange by the shareholder.

     As noted above, the Reorganization will constitute a C reorganization and under section 354 no gain or loss will be recognized to a Shareholder on the constructive exchange of its Target Shares for Acquiring Fund Shares in the Reorganization. No property will be distributed to the Shareholders other than the Acquiring Fund Shares, and no money will be distributed to them pursuant to the Reorganization. Accordingly, we believe that a Shareholder's basis for the

PaineWebber RMA Money Fund, Inc.
December 4, 1995
Page 15

Acquiring Fund Shares to be received by it in the Reorganization will be the same as the basis for its Target Shares to be constructively surrendered in exchange for those Acquiring Fund Shares.

     Under section 1223(1), the holding period of property received in an exchange includes the holding period of the property exchanged therefor if the acquired property has, for the purpose of determining gain or loss, the same basis in the holder's hands as the property exchanged therefor ("substituted basis") and such property was a capital asset. As noted above, a Shareholder will have a substituted basis for the Acquiring Fund Shares it receives in the Reorganization; accordingly, provided that the Shareholder held its Target Shares as capital assets on the Closing Date, we believe its holding period for those Acquiring Fund Shares will include its holding period for those Target Shares.

     We hereby consent to this opinion accompanying the Registration Statement and to the references to our firm under the captions "Synopsis -- Federal Income Tax Consequences of the Reorganizations" and "The Proposed Transactions -- Federal Income Tax Considerations" in the Proxy.

                                                      Very truly yours,


                                                      KIRKPATRICK & LOCKHART LLP




                                                      By:
                                                         -----------------------
                                                         Theodore L. Press